Exhibit 99.1

HouseValues Announces Record Financial Results for Fourth Quarter and 2004 Fiscal Year

Quarterly revenue grew 112% over prior year; Annual revenue up 90% over 2003

KIRKLAND, WASH. – February 3, 2005 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter and fiscal year ended December 31, 2004.

For the quarter ended December 31, 2004, HouseValues reported revenue of $14.4 million, an increase of 112 percent from the comparable quarter last year. Revenue for the year ended December 31, 2004 was $47.7 million, a year-over-year increase of 90 percent.

Fourth quarter 2004 net income was $1.9 million, or $0.08 per diluted share, compared to net income of $614,000, or $0.03 per diluted share, in the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $7.5 million or $0.34 per diluted share, compared to net income of $3.8 million or $0.18 per diluted share for the year ended December 31, 2003.

“We attribute our record growth in 2004 to the incredible success that real estate professionals are having with the HouseValues system throughout North America,” said Ian Morris, Chief Executive Officer of HouseValues. “As marketing spend continues its migration from traditional classifieds to the Internet, HouseValues is well positioned as the partner of choice for real estate professionals. We are dedicated to helping real estate professionals make more money in less time while exceeding the expectations of home buyers and sellers.”

Chief Financial Officer John Zdanowski added, “We capped off a successful 2004 with our 15th consecutive quarter of profitability. Operating profit measured by EBITDA nearly doubled year-over-year to $13.7 million in 2004. This operating profit translated to record net income that, combined with the equity infusion from our successful initial public offering last December, produced a strong year-end balance sheet.”

“We are confident about our strategy and the large market opportunity ahead,” Morris said. “We intend to focus throughout 2005 to aggressively expand our core business, make our products even more effective for our customers, deepen long-term relationships with consumers, and aggressively explore new business opportunities.”

The HouseValues Solution

HouseValues solves the marketing challenges facing the real estate industry by helping residential real estate professionals capture, cultivate and convert leads into closed business. They do this by generating hundreds of thousands of consumer requests each month and providing those requests to real estate professionals on an exclusive basis, along with a Web based customer relationship management tool and a personal coach dedicated to helping every customer succeed.

HouseValues generates consumer requests for real estate professionals via two consumer-facing Web sites: HouseValues.com, which targets home sellers, and JustListed.com, which targets home buyers. To generate these requests HouseValues focuses on delivering the two things most valued by real estate consumers. For home sellers that’s a personalized valuation of their home performed by a licensed real estate agent that specializes in their neighborhood. For home buyers that’s being notified about new home listings that match their criteria as soon as those homes hit the market.

HouseValues has built relationships with approximately 11,000 individual real estate professionals representing every major real estate franchise brand and brokerage company, serving the nearly 50,000 neighborhoods nationwide.

“By meeting the needs of our agent customers and helping them exceed the expectations of consumers, we have been able to differentiate HouseValues and establish ourselves as a category leader,” Morris said. “And that focus, combined with what we believe is a far better agent value proposition, is why we expect to continue to grow our share of agent spend at the expense of newspapers and the rest of the print classifieds segment of the market.”

Conference Call

HouseValues, Inc. will host a conference call to discuss financial results for the fourth quarter ended December 31, 2004 today at 2:00 p.m. PT/5:00 p.m. ET. A live Web cast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. The call will be available via live audio at 1-800-240-6709. An audio replay of the call will also be available to investors beginning at 8 p.m. ET today, through February 17, 2005, by dialing 1-800-405-2236 and entering the passcode 11022422#.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats, to manage costs, and to expand into new lines of business. Please refer to the Company’s IPO prospectus on Form 424(b) filed with the Securities and Exchange Commission on December 10, 2004 for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation and amortization. EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to EBITDA as reported by other companies. We believe EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to EBITDA.

About HouseValues, Inc.

HouseValues, Inc. (NASDAQ: SOLD) provides innovative marketing services that enable residential real estate professionals to capture and cultivate leads, and convert these leads into closed transactions. HouseValues’ integrated offering provides real estate professionals with leads generated from its HouseValues.com and JustListed.com Web sites, together with its online prospect management system and personalized coaching and training to help them increase lead conversion. More information about the company can be found at http://www.housevaluesinc.com

###

For Additional Information:

Media Only:

June Parina for HouseValues, Inc.

(415) 217-4968

june@blueshirtgroup.com

Investors Only:

Todd Friedman for HouseValues, Inc.

(415) 217-5869

todd@blueshirtgroup.com

SOLD: FINANCIAL

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues	$14,413	$6,800	$47,691	$25,103
Expenses:
Sales and marketing	7,148	3,577	22,603	11,485
Technology and product development	1,304	611	3,750	2,024
General and administrative	2,317	1,285	7,679	4,639
Depreciation and amortization of property and equipment	350	211	950	728
Amortization of intangible assets	257	152	895	298
Stock-based compensation	284	21	505	84

Total expenses	11,660	5,857	36,382	19,258

Income from operations	2,753	943	11,309	5,845
Interest income	115	19	199	72

Income before income tax expense	2,868	962	11,508	5,917
Income tax expense	1,017	348	4,050	2,143

Net income	1,851	614	7,458	3,774
Redeemable convertible preferred stock dividends	—	—	—	(1,138)

Net income available to shareholders	$1,851	$614	$7,458	$2,636

Net income per diluted share	$0.08	$0.03	$0.34	$0.18

Number of diluted shares used in per share calculations	24,243	20,574	22,134	20,548

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
GAAP net income	$1,851	$614	$7,458	$3,774
Less:
Interest income	(115)	(19)	(199)	(72)
Add:
Depreciation and amortization of property and equipment	350	211	950	728
Amortization of intangible assets	257	152	895	298
Amortization of stock-based compensation	284	21	505	84
Income tax expense	1,017	348	4,050	2,143

Non-GAAP performance measure (EBITDA)	$3,644	$1,327	$13,659	$6,955

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$57,562	$7,181
Short-term investments	17,316	—
Accounts receivable, net	84	9
Prepaid expenses	1,245	502
Deferred income taxes	222	66
Other current assets	1,605	—

Total current assets	78,034	7,758
Property and equipment, net	3,702	1,331
Goodwill	948	—
Intangible assets, net	1,430	1,028
Other noncurrent assets	450	400

Total assets	$84,564	$10,517

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity
Current liabilities	$8,658	$2,562
Deferred income taxes	—	57
Deferred rent, less current portion	1,306	—

Total liabilities	9,964	2,619
Redeemable convertible preferred stock		4,185
Shareholders’ equity:
Common stock	68,631	632
Deferred stock-based compensation	(4,624)	(53)
Notes receivable from shareholders	—	(1)
Retained earnings	10,593	3,135

Total shareholders’ equity	74,600	3,713

Total liabilities, redeemable convertible preferred stock and shareholder’s equity	$84,564	$10,517

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$7,458	$3,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	950	728
Amortization of intangible assets	895	298
Stock-based compensation	505	84
Deferred income tax expense (benefit)	(254)	(48)
Changes in certain assets and liabilities, net of SOAR Solutions, Inc. acquisition
Current assets	(2,423)	247
Current liabilities	4,834	1,301
Deferred rent, noncurrent	1,306	—

Net cash provided by operating activities	13,271	6,384

Cash flows from investing activities:
Purchases/(sales) of short-term investments, net	(17,316)	2,994
Purchases of property and equipment	(2,677)	(695)
Purchases of intangible assets	(97)	(65)
Acquisition of SOAR Solutions, Inc., net of cash acquired	(1,275)	(1,010)
Change in restricted cash and other noncurrent assets	(9)	(400)

Net cash provided by (used in) investing activities	(21,374)	824

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	56,737	—
Proceeds from exercises of stock options and warrants	1,685	37
Redeemable convertible preferred stock dividends	—	(1,138)
Common stock dividend	—	(1,862)
Repayment of note payable	—	(141)
Cash held for third party common stock transaction	750	—
Cash paid to third party common stock transaction	(750)	—
Proceeds from repayment of note receivable from shareholder	62	—

Net cash provided by (used in) financing activities	58,484	(3,104)

Net increase in cash and cash equivalents	50,381	4,104
Cash and cash equivalents at beginning of period	7,181	3,077

Cash and cash equivalents at end of period	$57,562	$7,181